EXHIBIT 99.2
BRIGHAM
EXPLORATION COMPANY
                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE

BRIGHAM  EXPLORATION  PROVIDES  UPDATE ON PROVIDENCE FIELD WELL CONTROL INCIDENT

================================================================================

     Austin, TX -- (PRNewswire) - March 25, 2002 -- Brigham Exploration Company (NASDAQ:BEXP) today provided an update on the well control incident at its Burkhart #1, a development well at its Providence Field in Matagorda County, Texas.

PROVIDENCE  FIELD  DEVELOPMENT

     On Sunday, March 24, 2002, Brigham experienced a loss of surface control while drilling the Burkhart #1, its first offset to the Staubach #1 discovery well for the Providence Field. While drilling at a depth of approximately 10,370 feet, in a shallower formation than the lower Frio interval currently producing in the Staubach #1, the Burkhart #1 encountered an unanticipated high pressure Frio gas reservoir. As a result of the associated gas kick, the Burkhart #1 lost circulation and the drill string became stuck in the hole. Brigham engaged Cudd Pressure Control, Inc. to attempt to retain control of the well and free the drill string. During those operations the well experienced an uncontrolled flow of natural gas to the surface.

     The well is not on fire, and efforts to regain control are currently underway. Cudd estimates that the process of bringing the well under control could take four to seven days. Brigham has well control and liability insurance that it believes will be sufficient to cover any loss, including the potential drilling of a replacement well.

     Bud Brigham, Brigham's CEO and President, commented, "We are grateful that only minor injuries were sustained and that Cudd was on-site when the incident occurred. We have a great deal of confidence in Cudd and are hopeful that the well can be controlled within the next several days. Fortunately, production from our Staubach #1 well has not been affected by this incident, in part because the gas flow in the Burkhart #1 is from a shallower interval than that producing in the Staubach #1. The Staubach #1 continues to produce at a daily rate of approximately 2,000 barrels of oil and 5.5 MMcf of natural gas per day."

ABOUT  BRIGHAM  EXPLORATION

     Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD  LOOKING  STATEMENTS  DISCLOSURE

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:     John Turner, Manager - Finance & Investor Relations
             (512) 427-3300 / investor@bexp3d.com
                              -------------------